Exhibit 5.1
July 3, 2007

(212) 351-4000	C 97394-00052
(212) 351-4035
Northwest Pipeline Corporation
295 Chipeta Way
Salt Lake City, UT 84108
Re:	Northwest Pipeline Corporation Registration Statement on Form S-4
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2007 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of Northwest Pipeline Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $185,000,000 aggregate principal amount of 5.95% Senior Notes due 2017 (the “New Notes”).
     The New Notes will be offered in exchange for a like principal amount of the Company’s outstanding 5.95% Senior Notes due 2017 (the “Outstanding Notes”) pursuant to the Registration Rights Agreement, dated as of April 5, 2007, among the Company and Greenwich Capital Markets, Inc. and Banc of America Securities LLC, on behalf of themselves and the initial purchasers of the Outstanding Notes (the “Registration Rights Agreement”).
     The New Notes will be issued under an Indenture, dated as of April 5, 2007, between the Company and The Bank of New York, as Trustee. The New Notes and the Indenture are each governed under the laws of the State of New York and are sometimes collectively referred to herein as the “Documents.”
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed without independent investigation that:

Northwest Pipeline Corporation
July 3, 2007

     (a) the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the originals; and
     (b) the execution and delivery by the Company of the Exchange Notes will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the New Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will be validly issued and will constitute valid and binding obligations of the Company.
     The foregoing opinion is subject to the following exceptions, qualifications and limitations:
     A. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     B. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) under the Documents of, or any consent thereunder relating to, any stay, extension or usury laws or any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses) to the extent they are construed to be independent

Northwest Pipeline Corporation
July 3, 2007

requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.
     C. We are admitted to practice in the State of New York and render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion letter is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.
     D. We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.
     E. We express no opinion as to the effect of noncompliance by the holders of the New Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP
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